                                                              Page 1 of 9 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                               (AMENDMENT NO. 1)(1)


                              NOVAMED EYECARE, INC.
- --------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    669865107
- --------------------------------------------------------------------------------
                                 (CUSIP Number)


- --------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           / /  Rule 13d-1(b)

           / /  Rule 13d-1(c)

           /X/  Rule 13d-1(d)


- ---------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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

CUSIP NO. 669865107                                      13G                                    Page 2 of 9 Pages
- ------------ ---------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   SIERRA VENTURES V, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("SIERRA V")
                   94-3222153
- ------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
- ------------ ---------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY
- ------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
- --------------------------- ---------- -------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                                                                  -0-
     NUMBER OF
      SHARES                ---------- -------------------------------------------------------------------------------
   BENEFICIALLY                 6      SHARED VOTING POWER
     OWNED BY                                                                                                     -0-
       EACH                 ---------- -------------------------------------------------------------------------------
    REPORTING                   7      SOLE DISPOSITIVE POWER
   PERSON WITH                                                                                                    -0-
                           ----------- -------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                                                                                  -0-
- ----------- ----------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                                     -0-
- ------------ ---------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                                                        / /
             EXCLUDES CERTAIN SHARES*
- ------------ ---------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                  0%
- ------------ ---------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                                                                  PN
- ----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 669865107                                      13G                                    Page 3 of 9 Pages
- ------------ ---------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   SV ASSOCIATES V, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("SV ASSOCIATES")
                   94-3222154
- ------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
- ------------ ---------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY
- ------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
- --------------------------- ---------- -------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                                                                  -0-
     NUMBER OF
      SHARES                ---------- -------------------------------------------------------------------------------
   BENEFICIALLY                 6      SHARED VOTING POWER
     OWNED BY                                                                                                     -0-
       EACH                 ---------- -------------------------------------------------------------------------------
    REPORTING                   7      SOLE DISPOSITIVE POWER
   PERSON WITH                                                                                                    -0-
                           ----------- -------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                                                                                                  -0-
- ----------- ----------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                                     -0-
- ------------ ---------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                                                        / /
             EXCLUDES CERTAIN SHARES*
- ------------ ---------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                  0%
- ------------ ---------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                                                                  PN
- ----------------------------------------------------------------------------------------------------------------------

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                                                              Page 4 of 9 Pages

    ITEM 1(a)      NAME OF ISSUER:

                   Novamed Eyecare, Inc.

    ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   980 North Michigan Ave., Suite 1620

                   Chicago, IL 60611

    ITEM 2(a)      NAME OF PERSON FILING:

                   This amended statement is being filed by SV Associates V, L.P., a California Limited Partnership ("SV Associates") whose principal business is 3000 Sand Hill Road, Building Four, Suite 210, Menlo Park, California 94025. SV Associates is general partner to Sierra Ventures V, L.P., a California Limited Partnership ("Sierra V"). With respect to SV Associates, this amended statement relates only to SV Associates' indirect, beneficial ownership of shares of Common Stock of Novamed Eyecare, Inc. (the "Shares"). The Shares were held directly by Sierra V. Management of the Business affairs of SV Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of SV Associates listed on Exhibit B hereto. Each individual general partner disclaims beneficial ownership of the Shares previously held by Sierra V.

    ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

                   See Above.

    ITEM 2(c)      CITIZENSHIP

                   See Above

    ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

                   Common Stock

    ITEM 2(e)      CUSIP NUMBER:

                   669865107

    ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                   Not applicable.

    ITEM 4.        OWNERSHIP.

                   Please see Rows 5-11 of cover pages.

    ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                   This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent (5%) of the Common Stock of Novamed Eyecare, Inc.

    ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON.

                   Not applicable.

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                                                              Page 5 of 9 Pages


    ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                   Not applicable.

    ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                   Not applicable.

    ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                   Not applicable.

    ITEM 10.       CERTIFICATION.

                   Not applicable.

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                                                              Page 6 of 9 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

         February 14, 2001

                                       SV ASSOCIATES V, L.P.


                                 By:   /s/  Martha A. Clarke Adamson
                                       ----------------------------------------
                                       Martha A. Clarke Adamson
                                       Chief Financial Officer




                                       SIERRA VENTURES V, L.P., A
                                       CALIFORNIA LIMITED PARTNERSHIP
                                       By SV Associates V, L.P., its
                                       General Partner


                                 By:   /s/  Martha A. Clarke Adamson
                                       -----------------------------------------
                                       Martha A. Clarke Adamson
                                       Chief Financial Officer

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                                                             Page 7 of 9 Pages


                                  EXHIBIT INDEX

                                                                                                   Found on
                                                                                                 Sequentially
       Exhibit                                                                                  Numbered Page
       -------                                                                                  -------------
      Exhibit A:        Agreement of Joint Filing                                                     8

      Exhibit B:        List of General Partners of SV Associates V, L.P.                             9


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                                                              Page 8 of 9 Pages


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING


         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2001, containing the information required by Schedule 13G, for the Shares of the Common Stock of Novamed Eyecare, Inc. previously held by Sierra Ventures V, L.P., a California Limited Partnership.

         February 14, 2001

                                       SV ASSOCIATES V, L.P.


                                 By:  /s/  Martha A. Clarke Adamson
                                      -----------------------------------------
                                      Martha A. Clarke Adamson
                                      Chief Financial Officer



                                      SIERRA VENTURES V, L.P., A
                                      CALIFORNIA LIMITED PARTNERSHIP
                                      By SV Associates V, L.P., its
                                      General Partner


                                 By:  /s/  Martha A. Clarke Adamson
                                      -----------------------------------------
                                      Martha A. Clarke Adamson
                                      Chief Financial Officer
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                                                              Page 9 of 9 Pages


                                    EXHIBIT B

                    GENERAL PARTNERS OF SV ASSOCIATES V, L.P.


     Set forth below, with respect to each general partners of SV Associates V, L.P. is the following: (a) name; (b) business address and (c) citizenship.



         1.       (a)      Peter C. Wendell

                  (b)      c/o Sierra Ventures
                           3000 Sand Hill Road
                           Building Four, Suite 210
                           Menlo Park, CA 94025

                  (c)      United States Citizen



         2.       (a)      Jeffrey M. Drazan

                  (b)      c/o Sierra Ventures
                           3000 Sand Hill Road
                           Building Four, Suite 210
                           Menlo Park, CA 94025

                  (c)      United States Citizen